Exhibit 99.1

The Peck Company Holdings to Acquire Sunworks via Share Exchange, Creating an Industry Leading Solar EPC with National Presence

All-Stock Transaction Provides Scale and Operating Efficiencies to Accelerate Revenue Growth and Margin Expansion

Conference Call Scheduled for Today at 5:30 p.m. ET

SOUTH BURLINGTON, VT and ROSEVILLE, CA – Business Wire – August 10, 2020 – The Peck Company Holdings, Inc. (NASDAQ: PECK) ( “Peck”), a leading commercial solar engineering, procurement and construction (EPC) company and Sunworks, Inc. (NASDAQ: SUNW) (“Sunworks”), a provider of solar power solutions for agriculture, commercial and industrial (“ACI”), public works and residential markets, today announced that they have entered into a definitive agreement under which Peck will acquire Sunworks in an all-stock transaction, pursuant to which each share of Sunworks common stock will be exchanged for 0.185171 shares of Peck common stock (subject to certain adjustments). Assuming no adjustments, Sunworks’ stockholders would receive an aggregate of approximately 3,079,207 shares of Peck common stock, representing approximately 36.54% of Peck common stock outstanding after the merger.

Merger Rationale and Highlights

●	Combination creates a national leader with a coast-to-coast presence poised to capitalize on significant cost synergies.
●	Improves scale and strengthens national presence, with pro forma revenue of $88 million if the companies had been combined in 2019, and a combined backlog of $76.8 million if the companies had been combined as of June 30, 2020.
●	Management has identified approximately $6 million in anticipated annualized cost synergies, including supply chain management leverage, redundant public company costs and various operating expenses.
●	The transaction is expected to be accretive to earnings and free cash flow after integration synergies have been implemented.
●	Combined company will have significantly expanded addressable market to leverage Sunworks’ core capabilities in agriculture and public works.
●	Combination leverages Peck’s strategic partnership with GreenBond Advisors to provide project development and financing to fuel growth and solar project ownership improving the conversion of Sunworks’ pipeline and expanding its addressable market.
●	Peck and Sunworks installed a combined 62,973kW in 2019, which would rank 41st overall and would be the 16th largest EPC contractor based on the latest Sun Power World ranking list.

Management Commentary

Jeffrey Peck, Chairman of the Board and Chief Executive Officer of Peck, commented, “This is a transformational combination, leveraging the respective strengths of the two organizations and creating a national leader in the fast-growing and resilient solar energy industry. It provides Peck expansion, scale, an enhanced financial profile and a stronger platform from which we can continue to build more solar projects. Our integration with Sunworks will extend our presence to the west coast and broaden our offerings to agriculture and public works. The transaction solidifies our three-pronged growth strategy that we announced a year ago when we listed on Nasdaq through a SPAC merger. Since we have been public, we (1) delivered organic growth of revenue from $16 million to $28 million in the first year, (2) partnered with GreenBond Advisors to access capital that provides EPC revenue as well as asset ownership in the solar projects we build for the partnership, and now (3) we are delivering on the third prong of our strategy with an exciting accretive acquisition. We have been focused on executing these important initiatives for our shareholders and expect the acquisition of Sunworks to provide many more opportunities for long term growth and profitability.”

Chuck Cargile, Chairman of the Board and Chief Executive Officer of Sunworks, added, “By joining with Peck, our vision for spreading clean solar energy throughout the U.S. is amplified and expanded. Peck has demonstrated the ability to grow revenue and maintain profitability, and we believe that the combination of our teams, customers, projects and partners will materially accelerate revenue growth and earnings. Peck’s strong partnership with GreenBond Advisors will allow us to offer financing to a broader range of customers and increase our addressable market. Additionally, our expanded scale will enable us to source solar panels and equipment through Peck’s established relationships at lower costs, benefiting our profit margins. Being part of Peck’s platform is exciting, and in the best interest of Sunworks shareholders, customers, business partners and employees.”

Transaction Details

The transaction is expected to close during the fourth quarter of 2020, subject to approval by shareholders of both companies and other customary closing conditions.

The Board of Directors of Peck and Sunworks have each unanimously voted in favor of the definitive transaction agreement.

As part of the agreement, after the transaction closes, Jeff Peck will continue as Chairman of the Board and Chief Executive Officer of the combined company. The Board of Directors of the combined company will be comprised of four members of the Peck Board of Directors and three members appointed by the Sunworks Board of Directors. Because the combined company will be in competition with SunPower Corporation in some markets, Doug Rose, who is also a Vice President at SunPower Corporation, has resigned from the Board of Directors of Peck to avoid conflicts of interests.

Roth Capital will be acting as financial advisor to Peck and Merritt and Merritt is serving as its legal counsel.

Holthouse Carlin & Van Trigt LLP is acting as financial advisor to Sunworks and Stradling Yocca Carlson & Rauth, P.C. is acting as its legal counsel.

Conference Call to Discuss the Transaction:

Date:	Monday, August 10, 2020
Time:	5:30 p.m. ET
Dial-in:	1-866-952-8559 (Domestic)
1-785-424-1743 (International)

To Access Slide Presentation and Webcast:

https://www.webcaster4.com/Webcast/Page/2298/36374

Replay:	1-877-481-4010 (Domestic)
1-919-882-2331 (International)
Passcode: 36374

About The Peck Company Holdings, Inc.

Headquartered in South Burlington, VT, The Peck Company Holdings, Inc. (NASDAQ: PECK) is a 2nd-generation family business founded in 1972 and rooted in values that align people, purpose, and profitability. Ranked by Solar Power World as one of the leading commercial solar contractors in the Northeastern United States, Peck provides EPC services to solar energy customers for projects ranging in size from several kilowatts for residential properties to multi-megawatt systems for large commercial and utility scale projects. Peck has installed over 160 megawatts worth of solar systems since it started installing solar in 2012 and continues its focus on profitable growth opportunities. Please visit www.peckcompany.com for additional information.

About Sunworks, Inc.

Sunworks, Inc. (NASDAQ: SUNW) is a premier provider of high performance solar power systems. Sunworks is committed to quality business practices that exceed industry standards and uphold its ideals of ethics and safety. Sunworks continues to grow its presence, expanding nationally with regional and local offices. Sunworks strives to consistently deliver high quality, performance-oriented solutions for customers in a wide range of industries including agricultural, commercial and industrial, state and federal, public works, and residential. Sunworks’ diverse, seasoned workforce includes veterans who bring a sense of pride, discipline, and professionalism to their interaction with customers. All Sunworks’ employees uphold its guiding principles each day. Sunworks is a member of the Solar Energy Industries Association (SEIA) and is a proud advocate for the advancement of solar power. For more information, visit www.sunworksusa.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the benefits of the proposed merger, including future financial and operating results, cost savings and synergies, effects on cash flow, market accessibility, financing opportunities, enhancements to revenue and accretion to reported earnings that may be realized from the proposed merger; (ii) Peck’s and Sunworks’ plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts; and (iii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of the respective management of Peck and Sunworks and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of Peck and Sunworks. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties.

Any financial projections in this press release are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Peck’s and Sunworks’ control. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this filing should not be regarded as an indication that Peck and Sunworks, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive transaction agreement or the failure to satisfy the closing conditions; (2) the businesses of Peck and Sunworks may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (3) the expected growth opportunities or cost savings from the proposed merger may not be fully realized or may take longer to realize than expected; (4) risks that the merger and other transactions contemplated by the definitive transaction agreement disrupt current plans and operations that may harm the parties’ businesses; (5) the amount of any costs, fees, expenses, impairments and charges related to the merger; (6) uncertainty as to the effects of the announcement or pendency of the merger on the market price of the parties’ respective common stock and/or on their respective financial performance; (7) uncertainty as to the long-term value of Peck’s and Sunworks’ common stock; (8) the ability of Peck and Sunworks to raise capital from third parties to grow their business; (9) operating costs, loss of customers and business disruption following the proposed merger, including adverse effects on relationships with employees and customers, may be greater than expected; (10) the stockholders of Peck or Sunworks may fail to approve the proposed merger; (11) economic, competitive, regulatory, environmental and other factors may adversely affect the businesses in which Peck and Sunworks are engaged; and (12) the impact of COVID-19 and the related federal, state and local restrictions on each of Peck’s and Sunworks’ operations and workforce, the impact of COVID-19 and such restrictions on customers of Peck and Sunworks, and the impact of COVID-19 on the supply chain and availability of shipping and distribution of each of Peck and Sunworks. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Peck’s and Sunworks’ reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Internet site (http://www.sec.gov).

No Offer or Solicitation

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed merger or otherwise. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Additional Information and Where to Find It

In connection with the proposed merger, Peck will file with the SEC a registration statement on Form S-4 (the “Registration Statement”) that will include a joint proxy statement of Peck and Sunworks and a prospectus of Peck (the “Joint Proxy Statement”), and each of Peck and Sunworks may file with the SEC other relevant documents concerning the proposed merger. The definitive Joint Proxy Statement will be mailed to stockholders of Peck and Sunworks. Stockholders and investors are urged to read the Registration Statement and the Joint Proxy Statement regarding the proposed merger carefully and in their entirety when they become available and any other relevant documents filed with the SEC by Peck and Sunworks, as well as any amendments or supplements to those documents, because they will contain important information about Peck, Sunworks, and the propsed merger.

Free copies of the Joint Proxy Statement, as well as other filings containing information about Peck and Sunworks, may be obtained at the SEC’s website, www.sec.gov, when they are filed. Stockholders and investors will also be able to obtain these documents, when they are filed, free of charge, by directing a request to The Peck Company Holdings, Inc., 4050 Williston Road, #511 South Burlington, Vermont 05403, Attention: Corporate Secretary, or by calling (802) 658-3378, or to Sunworks, Inc., 1030 Winding Creek Road, Suite 100, Roseville CA 95678, Attention: Corporate Secretary, or by calling (916) 409-6900, or by accessing Peck’s website at www.peckcompany.com under the “Company – Investors” tab or by accessing the Sunworks’ website at www.sunworksusa.com under the “Investor Relations” tab.

Participants in the Solicitation

Peck, Sunworks, and their respective directors, and certain of their executive officers and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Peck and Sunworks in connection with the proposed merger. Information about Peck’s directors and executive officers is available in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on April 14, 2020, and information about Sunworks’ directors and executive officers is available in its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on July 8, 2020. Information regarding all of the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement regarding the proposed merger and other relevant materials to be filed with the SEC when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

The Peck Company Holdings Investor Contacts:

Michael d’Amato

IR@peckcompany.com

p802-264-2040

ClearThink

nyc@clearthink.capital

Sunworks Investor Contact:

Rob Fink

FNK IR

p646-809-4048

rob@fnkir.com